Exhibit 10.1

NATCO GROUP INC.

2006 LONG-TERM INCENTIVE COMPENSATION PLAN

Form of Performance Unit Award Agreement

Grantee:

Date of Grant:	June 30, 2006

PU Grant No.:

1. Notice of Grant. You are hereby granted the following Performance Unit Award under the NATCO Group Inc. 2006 Long-Term Incentive Compensation Plan (the “Plan”), subject to the terms and conditions of the Plan and this Agreement.

2. Number of Performance Units. The number of performance units (“Performance Units”) granted to you under this Performance Award is                 . Each Performance Unit shall have a target value of $1.00. The actual value, if any, of a Performance Unit at the end of the Performance Period will be determined based on the level of achievement during the Performance Period of the performance measures set forth in Attachment A hereto, which is made a part of this Agreement for all purposes.

3. Events Occurring Prior to the End of the Performance Period.

(a)	Death or Disability. If, prior to the end of the Performance Period, you incur a Termination of Service as a result of your death or disability (as determined by the Committee), the Performance Units will become 100% vested upon such termination and paid at target.

(b)	Retirement. If, prior to the end of the Performance Period, you retire from the Company, and you have at least 10 years of continuous service with the Company, its predecessors or affiliates and are at least 60 years of age you will receive a pro-rata payment of target value upon such retirement.

(c)	Other Terminations. If your employment with the Company or any of its subsidiaries is terminated prior to the end of the Performance Period for any reason other than provided in 3(a), all unvested Performance Units held by you shall be forfeited immediately without payment upon such termination.

(d)	Change of Control. Notwithstanding any other provision hereof, the Performance Units shall become fully vested upon the occurrence of a Corporate Change during the Performance Period and paid at target.

4. Payment of Vested Units. As soon as administratively practicable after the end of the Performance Period or, if earlier, the date of a Corporate Change, you shall be entitled to receive from the Company a payment in cash equal to the product of the Payout Percentage (as set forth in Attachment A) and the value of your vested Performance Units as determined in Attachment A. Notwithstanding the foregoing, however, (a) payment may not be made prior to the first day such payment would not be subject to the additional tax imposed by Section 409A of the Code, (b) in no event may the amount paid to you by the Company in any year with respect to Performance Units earned hereunder exceed $5,000,000 if you are a “covered employee” for purposes of Section 162 (m) of the Code and (c) you shall not be entitled to receive payment until you have completed one year of service with the Company or its Affiliates from the date of grant of this Award, unless such requirement is waived by the Committee in the case of death, disability, retirement, involuntary separation without cause or a Corporate Change.

5. Nontransferability of Award. This Award may not be transferred in any manner otherwise than by will or by the laws of descent or distribution. The terms of the Plan and this Agreement shall be binding upon your executors, administrators, heirs, successors and assigns.

6. Entire Agreement. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the Award granted hereby. Without limiting the scope of the preceding sentence, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect.

7. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of laws principles thereof.

8. Withholding of Tax. To the extent that the grant or vesting of a Performance Unit results in compensation income or wages by you with respect to which the Company has a withholding obligation pursuant to applicable federal, state or local tax purposes, unless other arrangements have been made by you that are acceptable to the Company, you may elect to have the Company withhold, or shall deliver to the Company, such amount of money as the Company may require to meet its minimum withholding obligations under such applicable tax laws or regulations. No payment shall be made under this Agreement until you have paid or made arrangements approved by the Company to satisfy all applicable minimum tax withholding requirements of the Company.

9. Amendment. Except as provided below, this Agreement may not be adversely modified in any respect by any verbal statement, representation or agreement or by any employee, officer or representative of the Company or by any written agreement, unless signed by you and by an officer of the Company (or member of the Committee) who is expressly authorized by the Company to execute such document. Notwithstanding anything in the Plan or this Agreement to the contrary, if the Committee determines that the terms of this grant do not, in whole or in part, satisfy the requirements of Section 409A of the Code, the Committee, in its sole discretion, may unilaterally modify this Agreement in such manner as it deems appropriate to comply with such section and any regulations or guidance issued thereunder.

10. General. You agree that this Award is granted under and governed by the terms and conditions of the Plan and this Agreement. In the event of any conflict, the terms of the Plan shall control. Unless otherwise defined in this Agreement, the terms defined in the Plan shall have the same defined meanings in this Agreement.

11. Administration of the Plan. As provided in the Plan, the administration of the Plan including this Performance Unit Award Agreement is the responsibility of the Governance, Nominating & Compensation Committee of the Board of Directors of the Company.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer or Committee member thereunto duly authorized, effective as of the day and year first above written.

NATCO GROUP INC.

By:
Name:
Title:

Recipient

[Name]

[Recipients are all officers of the Company ranked Senior Vice President or higher and include all named executive officers as of June 30, 2006.]

Attachment A

The provisions of this Attachment A shall determine the extent, if any, that the awarded Performance Units become “earned” and payable.

1. Performance Period. The Performance Period shall be the period beginning July 1, 2006 and ending June 30, 2009. In the event of a Corporate Change, the Performance Period shall be the period beginning on July 1, 2006 and ending on the date of the Corporate Change.

2. Total Return to Shareholders (“TRS”). The payment of a Performance Unit will be determined based on the comparison of the TRS (as defined below) of the Company’s common stock for the Performance Period relative to the TRS of each of the common stocks of the Peer Group for the Performance Period. TRS shall be determined by calculating the value of $100 invested in Company common stock on the first day of the Performance Period, with dividends reinvested, compared to $100 invested in each of the Peer Group companies, with dividend reinvestment, during the same period. The TRS will be measured for the Company and the peer group companies from the first to the last trading day of the Performance Period. Notwithstanding the foregoing, no payment shall be made unless the Company has a TSR of at least 5.21% (the 3-year U.S. Treasury bill rate as of June 30, 2006) for the Performance Period.

3. Peer Group. The Peer Group companies will be the companies comprising the Philadelphia Stock Exchange’s Oil Service Sector Index (or its successor) on the last trading day of the Performance Period.

4. Performance Standards and Awards Paid. For the Performance Units to be earned and payable, the Company’s TSR at the end of the Performance Period must equal or exceed a relative threshold of 40% compared to the Peer Group companies. At the threshold, 50% of the Performance Units awarded shall be earned. The Committee has established a target performance level at which the Company’s TSR at the end of the Performance Period would equal or exceed a relative threshold of 50% compared to the Peer Group companies, at which 100% of the Performance Units awarded shall be earned. The Committee has established a maximum performance level at which the Company’s TSR at the end of the Performance Period would equal or exceed a relative threshold of 75% compared to the Peer Group companies, at which 200% of the Performance Units awarded shall be earned. Awards earned will be calculated using straight-line interpolation for performance between the threshold and target performance levels and the target and maximum performance levels. The maximum amount of compensation that may be paid under all performance awards paid in cash to any one individual during any calendar year may not exceed $5 million.

The following table illustrates certain performance/payout relationships for the Performance Units.

A-1

Attachment A

(Continued)

Performance Level	Company Performance Relative to Peer Group	Percent of Award Payable
Maximum	Relative TSR of 75th percentile or greater	200%
	Relative TSR of 70th percentile	167%
	Relative TSR of 62nd percentile	133%
Target	Relative TSR of 50th percentile	100%
	Relative TSR of 47th percentile	83%
	Relative TSR of 43rd percentile	67%
Threshold	Relative TSR of 40th percentile	50%
Below Threshold		0%

A-2